UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 10, 2015

PATRIOT NATIONAL BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

Connecticut	000-29599	06-1559137
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 Bedford Street, Stamford, Connecticut	06901
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 324-7500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 10, 2015, Patriot National Bancorp, Inc. (the “Company”) and Patriot National Bank, a wholly-owned subsidiary of the Company (together with the Company, “Patriot”), offered severance pay and benefits to the following executive officers of Patriot (each, an “Executive Officer”) in the event of a Change in Control (as defined below) of the Company: (i) Christina Maier, Executive Vice President and Chief Financial Officer; (ii) Samuel Davis, Executive Vice President and Chief Credit Officer; (iii) Richard Muskus, Jr., Executive Vice President and Chief Lending Officer; and (iv) Frederick Staudmyer, Executive Vice President and Chief Human Resources Officer.

If a Change in Control occurs, and within twelve (12) months following such Change in Control, either (a) the Executive Officer’s employment is involuntarily terminated other than for Cause (as defined below) or (b) the Executive Officer’s base salary is reduced and the Executive Officer chooses to voluntarily resign, then the Executive Officer will be eligible to receive severance pay, at the Executive Officer’s option, of either one payment of one year of the Executive Officer’s base salary or continuation of the Executive Officer’s base salary for one year. If the Executive Officer elects to continue his or her group health insurance benefits and comply with COBRA, then Patriot will pay the employer’s share of the Executive Officer’s premium payments for up to one year. If the Executive Officer becomes eligible to participate in another medical or dental benefit plan or arrangement during such period, Patriot will no longer pay for continuation coverage benefits.

The term “Change in Control” means the occurrence, in a single transaction, where one person or more than one person acting as a group acquires ownership of the stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total outstanding stock of the Company. The term “Cause” means the Executive Officer’s gross misconduct or neglect of the Executive Officer’s duties, including breach of his or her fiduciary duties and/or his or her commission of any fraud, embezzlement or similar act or any material breach of any material provision of any Patriot policy or procedure.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATRIOT NATIONAL BANCORP, INC.

Date: April 16, 2015	By:	/s/ Christina L. Maier
Christina L. Maier
Executive Vice President
& Chief Financial Officer